Exhibit 99.1

For Immediate Release
Thursday, January 7, 2016
Contact: Ryan Hornaday, CFO
rhornaday@emmis.com
317.266.0100

Emmis Announces Third Quarter Earnings

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its third fiscal quarter ending November 30, 2015.

Emmis’ radio net revenues for the third fiscal quarter were down 5.1%. Per Miller Kaplan reporting, which excludes barter revenues and syndication revenues, Emmis’ third quarter radio revenues were down 5.2% compared to local radio market revenues up 0.2%. Our Indianapolis, St. Louis, and Austin clusters all beat their markets for the quarter. Our radio station in Los Angeles, KPWR-FM, was substantially all of our radio division’s shortfall against its markets due to the launch of a new direct competitor earlier this year.

Emmis’ Publishing division revenues were down 7% for the quarter, and are flat year to date.
Station operating income for the third fiscal quarter was $16.3 million, compared to $18.1 million for the same quarter of the prior year. For the third fiscal quarter, operating income was $11.6 million, compared to $13.1 million for the same quarter of the prior year.
“Radio industry growth has been disappointing in 2015,” said Jeff Smulyan, CEO of Emmis. “Our markets are down 2.4% through the first eleven months of 2015. This general decline, coupled with the competitive situation in Los Angeles, led us to take a series of steps yesterday, including staff reductions and pay cuts for senior executives, to restructure our expenses to better align them with the current operating environment. We remain confident that we have the best team in media and the solution, in NextRadio, to return the radio industry to growth. Our ratings are quite strong in most of our markets, and our investments in content, sales hiring and training, and NextRadio and Digonex will begin to yield stronger results in 2016.”

A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A replay of the call will be available until 6 p.m. on Thursday, January 21 by dialing 1-402-220-9730.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses,

Exhibit 99.1

excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
• general economic and business conditions;
• fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different media and technologies;
•loss of key personnel;

•
increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•fluctuations in the market price of publicly traded or other securities;
•new or changing regulations of the Federal Communications Commission or other governmental agencies;
•changes in radio audience measurement methodologies;
•war, terrorist acts or political instability; and
•other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

Exhibit 99.1

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended November 30,		Nine months ended November 30,

	2015	2014	2015	2014
OPERATING DATA:
Net revenues:
Radio	$42,634	$44,905	$132,789	$137,493
Publishing	16,658	17,906	46,775	46,697
Emerging Technologies	322	149	985	318
Total net revenues	59,614	62,960	180,549	184,508
Station operating expenses excluding depreciation and amortization expense and LMA fees:
Radio	27,352	28,683	87,925	87,213
Publishing	14,310	15,005	43,557	44,458
Emerging Technologies	1,992	1,252	5,449	2,488
Total station operating expenses excluding depreciation and amortization expense and LMA fees	43,654	44,940	136,931	134,159
Corporate expenses excluding depreciation and amortization expense	2,810	3,241	10,116	11,472
LMA fees	—	—	—	4,208
Hungary license litigation and related expenses	—	188	—	472
Depreciation and amortization	1,532	1,482	4,385	4,426
Gain on contract settlement	—	—	—	(2,500)
Loss on disposal of assets	—	3	—	—
Operating income	11,618	13,106	29,117	32,271
Interest expense	(4,768)	(5,395)	(14,259)	(11,873)
Loss on debt extinguishment	—	—	—	(1,455)
Other income, net	7	51	845	230
Income before income taxes	6,857	7,762	15,703	19,173
Provision for income taxes	889	4,528	2,662	9,080
Consolidated net income	5,968	3,234	13,041	10,093
Net income attributable to noncontrolling interests	420	411	1,574	3,554
Net income attributable to the Company	$5,548	$2,823	$11,467	$6,539

Basic net income per common share	$0.12	$0.07	$0.26	$0.15
Diluted net income per common share	$0.12	$0.06	$0.24	$0.14

Basic weighted average shares outstanding	44,400	42,702	43,844	42,451
Diluted weighted average shares outstanding	47,504	47,376	47,451	47,455

Exhibit 99.1

	Three months ended November 30,		Nine months ended November 30,

	2015	2014	2015	2014
OTHER DATA:
Station operating income (See below)	$16,325	$18,103	$45,228	$46,694
Cash paid for income taxes, net	—	—	216	243
Cash paid for interest	4,154	3,664	12,567	6,059
Capital expenditures	662	890	1,943	2,565

Noncash compensation by segment:
Radio	$284	$60	$1,125	$375
Publishing	28	23	385	178
Emerging Technologies	53	—	100	—
Corporate	539	514	3,059	1,575
Total	$904	$597	$4,669	$2,128

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$11,618	$13,106	$29,117	$32,271
Plus: Depreciation and amortization	1,532	1,482	4,385	4,426
Plus: Hungary litigation expense and related costs	—	188	—	472
Plus: Corporate expenses	2,810	3,241	10,116	11,472
Plus: Station noncash compensation	365	83	1,610	553
Less: Gain on contract settlement	—	—	—	(2,500)
Less: Loss on disposal of assets	—	3	—	—
Station operating income	$16,325	$18,103	$45,228	$46,694

SELECTED BALANCE SHEET INFORMATION:	November 30, 2015	February 28, 2015
Total Cash and Cash Equivalents	$4,316	$3,669
Credit Agreement Debt	$188,687	$193,000
98.7FM Nonrecourse Debt	$66,692	$70,401